SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2004

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	1-10709 (Commission File Number)	95-4300881 (I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release dated May 10, 2004.

Item 9. Regulation FD Disclosure

On May 27, 2004, the Company issued a press release announcing the acquisition of 165,000 square foot office complex in Fairfax, Virginia and the placement of $35 million of 7-1/2% Cumulative Redeemable Preferred Units. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 12 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: May 27, 2004
By: /s/ Edward A. Stokx
Edward A. Stokx
Chief Financial Officer

News Release

PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.psbusinessparks.com

For Release:     Immediately
Date:                 May 27, 2004
Contact:           Mr. Edward A. Stokx
                          (818)244-8080, Ext. 649

PS Business Parks announces acquisition of 165,000 square foot office complex in Fairfax, Virginia; placement of $35 million of 7 ½% Cumulative Redeemable Preferred Units

GLENDALE, California — PS Business Parks, Inc. (AMEX: PSB) announced today that it has acquired Fairfax Executive Park, a 165,000 square foot office complex in Fairfax, Virginia, for $22.4 million. The complex, which consists of two three-story buildings and four one-story buildings, is currently 82% leased with 26 tenants. The Company’s Northern Virginia portfolio now consists of 2.8 million square feet with overall occupancy of 95.4%.

The Company also announced that it has completed a private placement of $35 million of preferred units through its operating partnership. The 7 ½% Series J Cumulative Redeemable Preferred Units are non-callable for five years and have no mandatory redemption. Proceeds from the issuance were used to fund the acquisition of Fairfax Executive Park and to reduce the amount outstanding on the Company’s line of credit.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of May 27, 2004, PSB wholly owned approximately 18.5 million net rentable square feet of commercial space with approximately 3,700 customers located in eight states, concentrated primarily in California (5,160,000 sq. ft.), Texas (2,852,000 sq. ft.), Florida (3,352,000 sq. ft.), Oregon (1,941,000 sq. ft.), Virginia (2,790,000 sq. ft.) and Maryland (1,646,000 sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company's web site is www.psbusinessparks.com.